Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated effective as of June 30, 2005, by and between OMNI ENERGY SERVICES CORP., a Louisiana corporation (“Seller”), and ROTORCRAFT LEASING COMPANY, L.L.C., a Louisiana limited liability Seller (“Buyer”),

WITNESSETH:

WHEREAS, the Seller owns and operates an aircraft leasing division under the trade name “Omni Aviation Services” pursuant to a 135 FAA Certificate (the “Aviation Division”);

WHEREAS, the Seller desires to sell, and the Buyer desires to purchase, substantially all of the assets utilized by the Seller in the operation of its Aviation Division;

WHEREAS, the Seller desires to make certain representations, warranties, covenants and agreements in connection with the transaction.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Purchase of Assets; No Assumption of Liabilities.

(a) Purchase and Sale. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), Buyer shall purchase from the Seller and the Seller shall sell, transfer, assign, convey and deliver to Buyer good and marketable title in and to the following assets used at or in connection with the Aviation Division (collectively, the “Assets”), to wit:

(i) the twenty-one (21) aircraft described on Schedule 1(a)(i) attached hereto (collectively, the “Aircraft”);

(ii) all of the Seller’s Aviation Division inventory, including without limitation the raw materials, works in process, component parts, finished goods and other items described in Schedule 1(a)(ii) attached hereto (collectively, the “Aviation Inventory”);

(iii) other assets of the Aviation Division described in Schedule 1(a)(iii) attached hereto (collectively, the “Other Aviation Assets”);

(iv) the mobile living quarters and waiting rooms described in Schedule 1(a)(iv) attached hereto (collectively, the “Mobile Assets”);

(v) to the extent assignable, all rights of the Seller under or pursuant to all warranties or guarantees made to the Seller by any third party manufacturer, repairman or supplier of any of the Assets; and

(vi) all right, title and interest of Seller in and to the insurance proceeds due to Seller as a result of the insurance claim made by Seller for damages sustained to the aircraft listed in Schedule 1(a)(vi) hereof.

(b) No Assumption of Liabilities. Notwithstanding anything in this Agreement or the Transaction Documents (as hereinafter defined) to the contrary, the Buyer is not assuming and will not perform any liabilities or obligations of Seller, including without limitation, any of the following obligations or liabilities:

(i) any obligation or liability of the Seller for taxes of any kind or nature whether or not incurred prior to the date hereof, including without limitation, any taxes based on or measured by any income or gain realized upon transfer of any of the Assets hereunder;

(ii) any obligation or liability for services rendered by the Seller;

(iii) any liability or obligation of the Seller for or in respect of any loan, account payable or other indebtedness;

(iv) any liability or obligation of the Seller arising as a result of or out of any claim, any legal or equitable action, proceeding or investigation pertaining to or relating in any way to the Seller, the Aviation Division and/or the Assets initiated at any time;

(v) any liability or obligation of the Seller under or with respect to any lease, contract, arrangement or commitment; or

(vi) any liability or obligation of the Seller arising out of or resulting from non-compliance with any national, regional, state or local laws, statutes, ordinances, rules, regulations, orders, determinations, judgments, or directives, whether legislatively, judicially, or administratively promulgated.

Section 2. Purchase Price.

(a) The purchase price to be paid by Buyer to the Seller on the Closing Date, inclusive of the amounts described in Section 2(b), Section 2(c) and Section 2(d) hereof, shall be ELEVEN MILLION AND NO/100 ($11,000,000.00) DOLLARS (the “Purchase Price”).

(b) Cash equal to the aggregate amount of the accounts payable owed by Seller to Buyer and listed on Schedule 2(b) hereof, shall be paid to Buyer on the Closing Date; provided, however, if on the Closing Date Buyer has received the credit balance Seller has with Standard Aero, the amount of such credit shall be deducted from the cash payment due under this Section 2(b) and Buyer shall pay to Seller the amount, if any, by which such credit exceeds the cash payment due to Seller hereunder;

(c) Cash equal to the aggregate amount of the unpaid liabilities of Seller listed in Schedule 2(c) hereof shall be retained at the Closing by Insured Aircraft Title Service, Inc., d/b/a Insured Escrow Service, 4848 SW 36th Street, Oklahoma City, Oklahoma 73179, (the “Settlement Agent”) and disbursed immediately thereafter by the Settlement Agent to the creditors listed in Schedule 2(c) hereof.

(d) The sum of One Hundred Sixteen Thousand One Hundred Eight-Five and 34/100 ($116,185.34 ) Dollars in cash (the “Holdback Amount”) shall be deposited into escrow at the Closing with Ottinger Hebert, L.L.C. (the “Escrow Agent”) in accordance with an escrow agreement to be entered into between Seller, Buyer and the Escrow Agent (the “Escrow Agreement”), which Escrow Agreement shall be in the form attached hereto as Exhibit 2(d).

Section 3. The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before July     , 2005, (the “Closing Date”) at the offices of Gordon, Arata, McCollam, Duplantis & Eagan, L.L.P, in Lafayette, Louisiana, or at such other location as the parties shall mutually agree.

(b) The parties, as applicable, shall execute and deliver the following instruments and documents at the Closing, to wit:

(i) bills of sale conveying each of the Aircraft to Buyer (or to Ranger Aviation Parts, L.L.C. pursuant to Buyer’s instructions) in the form attached hereto as Exhibit 3(b)(i);

(ii) a bill of sale conveying the Aviation Inventory to Buyer in the form attached hereto as Exhibit 3(b)(ii);

(iii) a bill of sale conveying the Other Aviation Assets to Buyer in the form attached hereto as Exhibit 3(b)(iii);

(iv) bills of sale conveying each of the Mobile Assets to Buyer in the form attached hereto as Exhibit 3(b)(iv);

(v) such other certificates, instruments or documents reasonably necessary to transfer to Buyer ownership of the foregoing Assets;

(vi) such correspondence or instruments required by the FAA for Seller to voluntarily surrender the 135 FAA Certificate currently issued to it for the operation of its Aviation Division as soon as practicable after the Closing;

(vii) correspondence from the Seller to Standard Aero authorizing the transfer of Seller’s credit balance to Buyer’s account with Standard Aero;

(viii) a written assignment by Seller to Buyer of all right, title and interest it has in and to all insurance proceeds due to Seller as a result of the insurance claim made by Seller for damages sustained to the aircraft listed in Schedule 1(a)(vi) hereof, together with notice thereof addressed to the insurer; and

(ix) the Escrow Agreement described in Section 2(d) hereof.

Section 4. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer as follows as of the date hereof and also as of the Closing Date:

(a) Authorization and Validity. The Seller has full corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to be executed and delivered by the Seller and to consummate the transactions contemplated hereby and thereby. The Board of Directors of the Seller has duly and validly approved this Agreement and the transactions contemplated hereby, and has authorized the execution and delivery of this Agreement. No other proceedings on the part of the Seller are necessary to consummate the transactions contemplated hereby. This Agreement when executed, will constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). As used in this Agreement, “Transaction Documents” shall mean this Agreement and all documents to be executed and delivered by the Seller or the Seller and Buyer in connection with the transactions contemplated by this Agreement.

(b) Accounts Payable. The accounts payable reflected in Schedule 4(b) attached hereto are the only trade debts of Seller that may give rise to a claim, lien, privilege or other encumbrance being filed or levied against any of the Assets, or that may be the basis for a third party refusing to relinquish possession of any of the Assets to Buyer.

(c) Ownership of Assets. Except for those liens and security interests that will be cancelled as a result of the disbursements to be made by the Settlement Agent under Section 2(c) hereof, the Seller has good and marketable title to all of the Assets, free and clear of mortgages, security interests, liens, charges, encumbrances, restrictions and rights of third parties.

(d) Taxes. The Seller has timely filed all federal, state and local tax returns or information returns required to be filed by it. The Seller has paid all taxes and assessments (including, without limitation, income, excise, unemployment, social security, occupation, franchise, property, sales and use taxes, import duties or charges, and all penalties and interest in respect thereof) due and payable by Seller. Seller has not received notice of any deficiencies, adjustments, assessments or other charges with respect to taxes paid or payable.

(e) Litigation. There is no litigation, arbitration, governmental claim, investigation or proceeding pending or, to the knowledge of the Seller, threatened to which the Seller is a party, at law or in equity, before any court, arbitration tribunal or governmental agency, concerning the ownership or other rights with respect to the Assets. The Seller does not know of any facts on which liens or any material claims may be hereafter filed or made against the Assets.

(f) Disclosure. No representation or warranty made herein by the Seller, nor in any statement, certificate or instrument to be furnished to the Buyer by the Seller pursuant to any Transaction Document to be executed and delivered by the Seller contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained herein and there in not misleading.

(g) Reliance on Representations. The Seller understands and intends that the Buyer will rely upon the representations of the Seller made in this Agreement, and it is entitled to rely upon each and all of the same without further inquiry.

Section 5. Representation and Warranty of the Buyer. The Buyer has full power and authority as a Louisiana limited liability company to execute and deliver this Agreement and all other Transaction Documents to be executed and delivered by the Buyer and to consummate the transactions contemplated hereby and thereby. The Members of the Buyer have duly and validly approved this Agreement and the transactions contemplated hereby, and have authorized the execution and delivery of this Agreement. No other proceedings on the part of the Buyer are necessary to consummate the transactions contemplated hereby. This Agreement when executed, will constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). As used in this Agreement, “Transaction Documents” shall mean this Agreement and all documents to be executed and delivered by the Buyer or the Seller and Buyer in connection with the transactions contemplated by this Agreement.

Section 6. Risk of Loss. The Seller shall retain all risk of destruction, loss or damage to the Assets from the date of this Agreement until the Closing. If the destruction, loss or damage is such that any of the Assets are materially affected, then Buyer shall have the right, at its option, to terminate this Agreement. If the Buyer nonetheless elects to close, the Seller shall remit all third party insurance proceeds to Buyer, and the cash to be delivered pursuant to Section 2(a) of this Agreement shall be adjusted at the Closing to reflect such destruction, loss or damage to the extent that insurance proceeds are not sufficient to cover such destruction, loss or damage.

Section 7. Conditions to Obligation of the Seller to Consummate the Sale. The obligation of Seller to consummate the sale of the Assets and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) Consent of General Electric Capital Corporation. The Seller shall have received written consent from General Electric Capital Corporation authorizing the transactions contemplated by this Agreement.

(b) Consent of Webster Business Credit Corporation. The Seller shall have received written consent from Webster Business Credit Corporation authorizing the transactions contemplated by this Agreement.

Section 8. Conditions to Obligation of the Buyer to Consummate the Purchase. The obligation of Buyer to consummate the purchase of the Assets and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Seller contained in this Agreement, or any document or instrument to be delivered to Buyer hereunder, shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of such date.

(b) No Adverse Change. There shall not have been any change between June 22, 2005, and the Closing Date which has had or will have a material adverse effect on the Assets.

(c) UCC Lien Searches. The Buyer shall have received satisfactory UCC lien searches on the Seller and American Helicopters, Inc..

(d) Title Opinions. The Buyer shall have received satisfactory title opinions regarding the title to each of the Aircraft.

(e) Tanner Fuel Services, LLC A.P. The Seller shall have paid Tanner Fuel Services, LLC the sum of $102,899.61 owed by Seller for all fuel purchased prior to the Closing.

Section 9. Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including its own legal, accounting, broker and audit fees.

Section 10. Broker Fees. Seller has no obligation to pay any fees or commissions to any broker, finder or agent with respect to any of the transactions contemplated by this Agreement

Section 11. Indemnification.

(a) Indemnification of the Buyer. The Seller hereby agrees to defend, indemnify and hold harmless Buyer and each member or officer of Buyer and their respective heirs, successors and assigns (each an “Indemnified Party”), from and against any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) (the “Losses”) reasonably incurred by such Indemnified Party as a result of:

(i) the untruth, inaccuracy or breach of any representation or warranty made by the Seller pursuant to Section 4 of this Agreement or any other Transaction Document to be executed and delivered by the Seller;

(ii) the nonfulfillment or breach of any covenant, agreement or obligation of the Seller contained in this Agreement or in any other Transaction Document to be executed and delivered by the Seller, unless any such nonfulfillment or breach is waived in writing by Buyer;

(iv) any and all amounts of federal, state, and/or local income, franchise, property, and/or sales and use taxes that may be assessed or levied against the Assets with respect to any taxable period(s) ending on or before the Closing Date and the amount(s) of any interest and/or penalties that may be assessed with respect to said tax assessments; or

(v) any of the liabilities or obligations of Seller described in Section 1(b) hereof, including, without limitation, the liabilities listed on Schedule 2(c) hereof;

(b) Indemnification of the Seller. The Buyer hereby agrees to defend, indemnify and hold harmless Seller and each shareholder, director or officer of Seller and their respective heirs, successors and assigns (each an “Indemnified Party”), from and against any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) (the “Losses”) reasonably incurred by such Indemnified Party as a result of:

(i) the untruth, inaccuracy or breach of any representation or warranty made by the Buyer pursuant to Section 5 of this Agreement or any other Transaction Document to be executed and delivered by the Buyer; or

(ii) the nonfulfillment or breach of any covenant, agreement or obligation of the Buyer contained in this Agreement or in any other Transaction Document to be executed and delivered by the Buyer, unless any such nonfulfillment or breach is waived in writing by Seller.

(c) Notification. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall notify the indemnifying party promptly after such Indemnified Party has actual knowledge of the facts constituting the basis for such claim, except that, in the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, such Indemnified Party shall give prompt notice to the indemnifying party of such claim or the commencement of legal proceedings in respect of which recovery may be sought against the indemnifying party pursuant to the provisions of this Section 10. The notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any such claim without the prior written consent of the indemnifying party unless suit shall have been instituted against the Indemnified Party and the indemnifying party shall have failed, within fifteen (15) days after notice of institution of the suit, to take control of such suit as provided in Section 10(d) below.

(d) Defense of Actions. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of such claim or legal proceeding, to the extent that the indemnifying party admits in writing its liability to the Indemnified Party with respect to all material elements thereof. If the indemnifying party assumes the defense of any such claim or legal proceeding, the obligations of the indemnifying party hereunder as to such claim or legal proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and to holding the Indemnified Party harmless from and against any losses, damages, expenses, or liability caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or legal proceeding. Each Indemnified Party agrees that it will cooperate with the indemnifying party in the defense of any such action, the defense of which is assumed by the indemnifying party. Except with the consent of the Indemnified Party, the indemnifying party shall not consent to the entry of any judgment arising from any such claim or legal proceeding which, in each case, does not include as an unconditional term thereof the delivering by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect thereof, unless the indemnifying party has actually paid to the Indemnified Party the full amount of such judgment or settlement. If the indemnifying party does not assume the defense of any claim or litigation, any Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the Indemnified Party may deem appropriate. The indemnifying party will promptly reimburse the Indemnified Party by payment of cash or delivery to the Indemnified Party of a certified or official bank check in the amount of the indemnification liability.

Section 12. Mutual Release. Except as otherwise provided in this Section 11, Seller and Buyer hereby unconditionally and irrevocably, compromise, settle and fully release and forever discharge each other and their respective shareholders, members, directors, officers, employees, attorneys, accountants, brokers and agents from any and all liabilities, obligations, claims, demands, losses, damages, suits, causes or rights of action whatsoever, known or unknown, anticipated or unanticipated, direct or contingent, whether now existing or hereafter arising, which either Seller or Buyer have or may have or to which either of them may be entitled, including but not limited to (a) those in any way resulting from, arising out of, or to result from or arise out of, or in any way connected with their previous discussions, negotiations, commitments or agreements involving any proposed acquisition by Seller of Buyer or Buyer’s assets, or any proposed acquisition by Buyer of Seller’s assets, or (b) any acts, omissions, representations, statements, promises, offers or agreements of any kind or nature of Seller or Buyer, whether intentional or negligent, concerning, relating to or affecting any other transaction, business matter, debt, obligation, property, venture, proposal or endeavor whatsoever. The release and discharge herein granted does not include any liability, debt or obligation undertaken by Seller or Buyer under this Agreement or under any of the other Transaction Documents.

Section 13. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered, mailed by first-class registered or certified mail, postage prepaid, return receipt requested or delivered by an overnight courier service, delivery charge prepaid:

(a)	If to the Seller, to:

OMNI Energy Services Corp.

Post Office Box 3761

Lafayette, Louisiana 70502

Attn: Mr. James C. Eckert

President

Facsimile: (337) 896-9067

With a copy to:

Samuel E. Masur

Gordon, Arata, McCollam,

Duplantis & Eagan, L.L.P.

400 E. Kaliste Saloom Road, Suite 4200

Lafayette, Louisiana 70508-8517

Facsimile: (337) 237-3451

(b)	If to the Buyer, to:

Rotocraft Leasing Company, L.L.C.

430 N. Eola Road

Broussard, Louisiana 70518

Facsimile: (337) 837-9938

With a copy to:

Paul J. Hebert

Ottinger Hebert, L.L.C.

1313 W. Pinhook

P. O. Drawer 52606

Lafayette, LA 70505-2606

Facsimile: (337) 232-9867

Section 14. Miscellaneous.

(a) Entire Agreement. This Agreement and the Schedules, certificates and other documents delivered pursuant hereto contain and constitute the entire agreement and understanding between the Seller and Buyer and supersede and cancel all prior agreements and understandings relating to the subject matter hereof, whether written or oral, which shall remain in effect. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except in writing signed by the parties hereto.

(b) Severability. Should any one or more of the provisions of this Agreement or any agreement entered into pursuant hereto be determined to be illegal or unenforceable, all other provisions of this Agreement and such other agreements shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

(c) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Louisiana.

(d) Further Assurances. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

(e) Assignment. The Buyer may assign its rights to purchase certain of the Aircraft under this Agreement to Ranger Aviation Parts, L.L.C, but otherwise, this Agreement shall not be assignable by any of the parties hereto, by operation of law or otherwise, without the written consent of all other parties.

(f) Binding Effect. All of the terms of this Agreement, whether so expressed or not, shall be binding upon the respective successors and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. This Agreement shall survive the Closing and not be merged therein.

(g) Survival. Except as otherwise set forth herein, all of the representations, warranties and covenants of the parties contained in the Transaction Documents shall survive the Closing for a period of thirty-six (36) months and shall not be extinguished thereby notwithstanding any investigation or other examination by any party.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and date first above written.

OMNI ENERGY SERVICES CORP.,

By:	/s/ G. Darcy Klug
Name:	G. Darcy Klug
Title:	Executive Vice President

ROTORCRAFT LEASING COMPANY, L.L.C.,

By:	/s/ Rodger Bagwell
Name:	Rodger Bagwell
Title:	Member